CONTACT: John Zettler
Senior Vice President and Chief Financial Officer
715 836-9994 x109
DATE: January 22, 2008

CITIZENS COMMUNITY BANCORP TO OPEN IN-STORE BRANCHES AT
WAL-MART SUPERCENTERS

EAU CLAIRE, Wis.—Jan. 22— Citizens Community Bancorp, Inc., (NASDAQ: CZWI), the holding company for Citizens Community Federal, today announced that it has signed a letter of intent with Wal-Mart to open seven branches during 2008 in Wal-Mart Supercenters in Wisconsin and Minnesota.

The company will open Citizens Community Federal branches in the following Wal-Mart Supercenters:
•	Red Wing, Minn.;
•	Rice Lake, Wis.;
•	Black River Falls, Wis.;
•	Wisconsin Dells, Wis.;
•	Faribault, Minn.;
•	Hutchinson, Minn.; and
•	Brooklyn Park, Minn.

Said Tim Cruciani, executive vice president of Citizens Community Bancorp, Inc., “We’re very excited about expanding into select Wal-Mart retail locations. We believe these new branches will offer excellent potential for core deposit growth and are consistent with our targeted expansion strategy. Being inside Wal-Mart allows us to reach out into new markets and communities and offer Wal-Mart customers the superior service that continues to drive Citizens forward.”

According to Cruciani, the company will move its existing branches in Rice Lake, Wis., Black River Falls, Wis., and Wisconsin Dells, Wis., to the new Wal-Mart Supercenter locations in those respective communities, resulting in an anticipated net increase of four branches in 2008.

Roy Bell, president and chief executive officer of Financial Supermarkets, Inc., the company that represents Wal-Mart in licensing the retail in-store banking concept to financial institutions such as Citizens Community Federal, stated that his company welcomes the Citizens team as the newest member of the Supermarket Banking family.

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Said Bell, “Opening seven branches in Wal-Mart Supercenters demonstrates the Citizens management team’s commitment to being competitive in today’s financial services market. In-store banking means that Citizens Community Federal members now can be in two places at the same time—banking and shopping under the same roof.”

About Citizens Community Bancorp, Inc.
Citizens Community Bancorp, Inc., based in Eau Claire, Wis., is the holding company for Citizens Community Federal, a federal savings association operating 12 full-service banking offices in Wisconsin, Minnesota and Michigan. Please visit us online at www.citizenscommunityfederal.net.

Except for historical information contained herein, the matters contained in this news release and other information in the Company’s SEC filings, may express “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of the Company’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by the Company of technology enhancements for its products and operating systems, the impact of the Company to successfully integrate acquired companies, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements that are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

Citizens Community does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated and unanticipated events or circumstances after the date of such statements.

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